UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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ACCELRYS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 26, 2006

Dear Stockholder:

You are cordially invited to join me at the annual meeting of stockholders of Accelrys, Inc. to be held on Friday, August 4, 2006 at 9:00 a.m. Pacific time at our principal executive offices located at 10188 Telesis Court, Suite 100, San Diego, California 92121. The notice of annual meeting and proxy statement accompanying this letter describe in detail the business to be conducted at the annual meeting.

In addition to the formal items of business, I will review our major developments over the past year and share with you our plans for the future. You will have the opportunity to ask questions of, and express your views to, our senior management. Members of the Board of Directors will also be present.

Whether or not you are able to attend the annual meeting in person, it is important that your shares are represented. Instructions as to how you can vote your shares are outlined in the proxy statement.

Thank you for your interest and participation in the affairs of Accelrys.

Sincerely,

Mark J. Emkjer
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held Friday, August 4, 2006

TO OUR STOCKHOLDERS:

The annual meeting of stockholders of Accelrys, Inc., a Delaware corporation, will be held at our principal executive offices located at 10188 Telesis Court, Suite 100, San Diego, California 92121 on Friday, August 4, 2006, at 9:00 a.m. Pacific Time, for the following purposes, each of which is described in greater detail in the accompanying proxy statement:

1.                                       Proposal No. 1:  To elect two Class II directors to our Board of Directors for a term of three years;

2.                                       Proposal No. 2:  To ratify the appointment of Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm for the fiscal year ending March 31, 2007; and

3.                                       To consider and transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

The Board has fixed June 9, 2006 as the record date for the determination of the stockholders entitled to receive notice of, and to vote at, the annual meeting or any adjournment or postponement thereof. Only stockholders of record at the close of business on that date may vote at the annual meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

David R. Mersten
Secretary

San Diego, California
June 26, 2006

IMPORTANT

You are cordially invited to attend the annual meeting in person. Whether or not you expect to attend the annual meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the annual meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the annual meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the annual meeting, you must obtain a proxy issued in your name from that record holder prior to the annual meeting.

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why am I receiving these materials?
What am I voting on?
Who can vote at the annual meeting?
Am I a stockholder of record for purposes of the annual meeting?
What if my shares are held in an account at a brokerage firm, bank or dealer?
How do I vote?
How are votes counted?
How many votes are needed to approve each proposal?
How many votes do I have?
What is the quorum requirement?
What does it mean if I receive more than one proxy card?
What if I return a proxy card but do not make specific choices?
Can I change my vote after submitting my proxy?
How can I find out the results of the voting at the annual meeting?
Who is paying for this proxy solicitation?
When are stockholder proposals due for next year’s annual meeting?
PROPOSAL NO. 1 ELECTION OF DIRECTORS
Background
Information Concerning Directors
Vote Required; Board Recommendation
PROPOSAL NO. 2 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Background
Independent Registered Public Accounting Firm Fee Information
Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm
Vote Required; Board Recommendation
ADDITIONAL INFORMATION
Security Ownership of Certain Beneficial Owners and Management
Information Regarding the Board and Its Committees
Compensation of Directors
Key Corporate Governance Initiatives
Nomination of Directors

i

Report of the Audit Committee of the Board
Report of the Human Resources Committee of the Board
Human Resources Committee Interlocks and Insider Participation
EXECUTIVE COMPENSATION AND OTHER INFORMATION
Executive Officers
Summary Compensation Table
Option Grants in Last Fiscal Year
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values
Equity Compensation Plan Information
Employment, Severance and Change of Control Agreements
Comparison of Stockholder Return
Section 16(a) Beneficial Ownership Reporting Compliance
Stockholder Communications with the Board
OTHER MATTERS

ii

ACCELRYS, INC.
10188 Telesis Court, Suite 100
San Diego, CA 92121

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FRIDAY, AUGUST 4, 2006

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because our Board of Directors (the “Board”) is soliciting your proxy to vote at the 2006 annual meeting of stockholders to be held on Friday, August 4, 2006 at 9:00 a.m. Pacific Time, at 10188 Telesis Court, Suite 100, San Diego, California 92121. You are invited to attend the annual meeting to vote in person on the proposals described in this proxy statement. However, you do not need to attend the annual meeting to vote your shares. Instead, you may simply complete, sign, date and return the enclosed proxy card to indicate your vote with respect to each of the proposals described in this proxy statement.

We intend to mail this proxy statement and accompanying proxy card on or about June 26, 2006 to all stockholders entitled to vote at the annual meeting and request that all stockholders voting by proxy return their completed proxy cards to us by no later than August 1, 2006.

What am I voting on?

There are two matters scheduled for a vote at the annual meeting:

•              Proposal No. 1:  The election of two Class II directors nominated by the Board to serve for a term of three years;

•                  Proposal No. 2:  The ratification of Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm for our fiscal year ending March 31, 2007.

Each of the proposals, as well as the recommendation of the Board with respect to each of the proposals, is described in greater detail elsewhere in this proxy statement.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on June 9, 2006 will be entitled to vote at the annual meeting. On this record date, there were 26,228,543 shares of common stock outstanding and entitled to vote.

Am I a stockholder of record for purposes of the annual meeting?

If, on June 9, 2006, your shares were registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, then you are a stockholder of record for purposes of the annual meeting.

What if my shares are held in an account at a brokerage firm, bank or dealer?

If, on June 9, 2006, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares in your account.

How do I vote?

With respect to the election of directors, you may either vote “for” the nominee proposed by the Board or you may abstain from voting for that nominee. For each of the other matters to be voted on, you may vote “for” or “against” or abstain from voting altogether. Whether you are a stockholder of record or the beneficial owner of shares held in “street name,” the procedures for voting are fairly straightforward, as described below:

Stockholders of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. To vote in person, you need only attend the annual meeting, where you will be given a ballot to vote on each of the proposals. To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. So long as you return your signed proxy card to us before the annual meeting, your shares will be voted as you have directed on the card. We request that all stockholders voting by proxy return their completed proxy cards to us by no later than August 1, 2006.

Beneficial Owner: Shares Held in “Street Name”

If you are a beneficial owner of shares held in “street name,” you should have received a proxy card and voting instructions with these proxy materials from the organization holding your account. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote in person at the annual meeting. However, to vote in person, you must obtain a valid proxy from the organization holding your account and present it to the inspector of elections at the annual meeting. Please refer to the instructions from that organization included with these proxy materials if you wish to obtain a proxy.

Regardless of how your shares are held and whether or not you plan to attend the annual meeting, we encourage you to vote by proxy to ensure that your vote is counted. Please note that you may still attend the annual meeting and vote in person even if you have already voted by proxy.

How are votes counted?

Votes will be counted by the inspector of election appointed for the annual meeting, who will separately count “for” and (with respect to proposals other than the election of directors) “against” votes, abstentions and “broker non-votes”. A “broker non-vote” occurs when a stockholder of record, such as a broker, holding shares for a beneficial owner does not vote on a particular item because that stockholder of record does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Abstentions and broker non-votes will be counted towards the presence or absence of a quorum but will not be counted towards the affirmative vote total for any proposal.

How many votes are needed to approve each proposal?

The number of votes needed to approve each proposal is as follows:

•                  Proposal No. 1:  The election of the directors contemplated by Proposal No. 1 will be decided by a plurality of votes cast. Accordingly, abstentions and broker non-votes will have no effect on the outcome of the vote.

•                  Proposal No. 2:  To be approved, Proposal No. 2 must receive a “for” vote from the majority of the shares present at the meeting or represented by proxy. Abstentions will have the same effect as “against” votes, but broker non-votes will have no effect.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of our common stock that you owned as of June 9, 2006.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are present at the meeting or represented by proxy. On the record date, there were 26,228,543 shares outstanding and entitled to vote. Accordingly, 13,114,273 shares must be present at the meeting or represented by proxy in order to establish a proper quorum to enable us to conduct a vote on each of the proposals at the annual meeting.

Your shares will be counted towards the quorum only if you submit a valid proxy or vote in person at the annual meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting or represented by proxy may adjourn the meeting to another date.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, then your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted at the annual meeting.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, all of your shares will be voted “for” the election of the nominees for director and “for” the other proposal described in this proxy statement. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Can I change my vote after submitting my proxy?

You can change your vote with respect to any proposal by revoking your proxy at any time prior to the commencement of voting with respect to that proposal at the annual meeting. You may revoke your proxy in any one of three ways:

•                  You may submit another properly completed proxy card with a later date. Please note that we request that all stockholders voting by proxy return their completed proxy cards to us by no later than three business days prior to the date of the annual meeting.

•                  You may send a written notice that you are revoking your proxy to our Secretary (Attn: David R. Mersten, Accelrys, Inc., 10188 Telesis Court, Suite 100, San Diego, CA 92121). To properly revoke your proxy via written notice, this notice must be received by our Secretary by no later than the close of business on Thursday, August 3, 2006.

•                  You may attend the annual meeting and vote in person. Bear in mind that simply attending the meeting will not, by itself, revoke your proxy. In addition, please recall that if you are a beneficial owner of shares held in “street name” and wish to vote in person at the annual meeting, you must obtain a valid proxy from the organization holding your account and present it to the inspector of elections at the annual meeting.

Following the commencement of voting with respect to each proposal, you may not revoke your proxy or otherwise change your vote with respect to each such proposal.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of fiscal year 2007, which ends September 30, 2006.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, stockholder proposals must be submitted in writing by April 5, 2007 to our Secretary (Attn: David R. Mersten, Accelrys, Inc., 10188 Telesis Court, Suite 100, San Diego, CA 92121). If you wish to nominate a director or submit any other proposal that you wish to have considered at next year’s annual meeting but not described in next year’s proxy materials, you must do so by no later than April 5, 2007.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Background

The Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors and has a three-year term. The Board currently consists of five directors, with two directors in Class II whose terms expire in 2006 and who are standing for reelection at the annual meeting, two directors in Class III whose terms expire in 2007 and one director in Class I whose term expires in 2008. No current disagreement exists between us and any of the current members of the Board regarding our operations, policies or practices.

Information Concerning Directors

The following table sets forth certain information regarding: (i) our current directors whose terms of office are expiring and who are standing for reelection at the annual meeting; and (ii) our current directors whose terms of office extend beyond the date of the annual meeting:

Current Directors Who are Standing for Reelection at the Annual Meeting:

Name	Class	Age
Mark J. Emkjer	II	50
Christopher J. Steffen	II	64

Mark J. Emkjer currently serves as our President and Chief Executive Officer and has served as a member of the Board since 2004. Prior to joining us in 2002, Mr. Emkjer served as President and Chief Operating Officer of Sunquest Information Systems, Inc., an information technology company developing laboratory, radiology and pharmacy systems and supplying the high-end integrated delivery network market, from 1999 to 2002 and as President and Chief Executive Officer of Pace Health Management Systems, Inc., a provider of clinical decision support software, from 1996 to 1999. From 1990 to 1995, Mr. Emkjer served as President and Chief Executive Officer of Hospital Cost Consultants LLC, an information technology company providing managed care and financial systems to hospitals worldwide.

Christopher J. Steffen has served as a director since 2004. Mr. Steffen also currently serves as chairman of Viasystems, Inc., an electro-mechanical solutions provider, and as a director of several private companies and has been a member of various committees advising the Financial Accounting Standards Board. He retired from Citicorp, where he served as a vice-chairman and director, in 1996. Prior to Citicorp, Mr. Steffen’s operating and financial experience included positions with the Eastman Kodak Company as its Senior Vice President and Chief Financial Officer, Honeywell Inc., as its Executive Vice President, Chief Financial Officer and Chief Administrative Officer and director and Chrysler Corporation as its Vice President and Controller.

Current Directors Whose Term Extends Beyond the Annual Meeting:

Name	Class	Age
Kenneth L. Coleman	III	63
Ricardo B. Levy, Ph.D.	III	61
Gary E. Costley, Ph.D.	I	62

Kenneth L. Coleman currently serves as our Chairman of the Board and previously served as lead independent director and has served as a director since 2003. Mr. Coleman is the founder of ITM Software Corporation, an enterprise software company for which he served as Chairman and Chief Executive Officer from 2001 to 2006. Previously, from 1987 until his retirement in 2001, Mr. Coleman served in various senior executive positions, including Executive Vice President of Sales, Services and Marketing, at Silicon Graphics, Inc., a computer systems company. Prior to joining Silicon Graphics, Inc., Mr. Coleman was Vice President of Product Development at Activision, Inc. Mr. Coleman is a member of the Board of Directors of MIPS Technologies, Inc., a licensor of microprocessor architecture, United Online, an internet service provider, and City National Bank, a commercial banking institution.

Ricardo B. Levy, PhD. has served as a director since 2000. Dr. Levy also currently serves as Chairman of the Board of Catalytica Energy Systems, Inc., an environmental emissions solutions provider, for which he also served as interim President and Chief Executive Officer from June through December 2000. Dr. Levy previously served as a director and Chief Operating Officer of Catalytica, Inc., the parent company of Catalytica Energy Systems, Inc., from its founding in 1974 until 1991 and as its President and Chief Executive Officer from 1991 to 2000. Prior to 1974, Dr. Levy was a member of the Chemical Physics Research Team at Exxon Research and Engineering Company. Dr. Levy is a member of the board of directors of Stem Cells, Inc., a public company focused on the development of stem cell therapeutics, and NovoDynamics, Inc., a private company focused on advanced image discovery.

Gary E. Costley, Ph.D. has served as a director since 1996. Dr. Costley also currently serves as Managing Director of C&G Capital LLC, a private equity firm. Until 2004, he served in various capacities, including President, Chairman of the Board of Directors and Chief Executive Officer at International Multifoods Corporation, a producer of various food items. From 1995 through 1997, Dr. Costley was the Dean of Babcock Graduate School of Management, Wake Forest University. Dr. Costley is currently a director of Principal Financial Group, a financial services company, and of Pharmacopeia Drug Discovery, Inc., a drug discovery company.

There are no family relationships among any of our directors. There currently are no legal proceedings, and during the past five years there have been no legal proceedings, that are material to the evaluation of the ability or integrity of any of our directors or director nominees.

Vote Required; Board Recommendation

Upon recommendation of the Governance and Nominating Committee, the Board has nominated two directors, Mark J. Emkjer and Christopher J. Steffen, for reelection at the annual meeting. The nominees for director will be elected by a plurality of “for” votes properly cast in person or by proxy by the holders of common stock. All shares represented by the proxies will be voted “for” the election to the Board of the nominees unless authority to vote for such nominees has been withheld in the proxy. Although the nominees have consented to serve as directors if elected, and the Board has no reason to believe that such nominees will be unable to serve as directors, if any such nominee withdraws or otherwise becomes unavailable to serve, shares represented by the proxies will be voted “for” any substitute nominee designated by the Board. Abstentions and broker non-votes will have no effect. The Board recommends that you vote all of your shares “for” the election to the Board of the nominees described in this Proposal No. 1.

PROPOSAL NO. 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Background

The Audit Committee of the Board has selected E&Y as our independent registered public accounting firm for the fiscal year ending March 31, 2007 and has further directed us to submit the selection of its independent registered public accounting firm for ratification by the stockholders at the annual meeting. Neither our governing documents nor any applicable law require stockholder ratification of the selection of E&Y as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of E&Y to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain E&Y. Even if the selection is ratified, however, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and those of our stockholders.

Representatives of E&Y are expected to be present at the annual meeting. Such representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fee Information

In connection with the audit of our financial statements for the year ended March 31, 2006, we entered into an engagement agreement with E&Y which set forth the terms by which E&Y has performed audit services for us. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

The following table sets forth the aggregate fees billed by E&Y for the services indicated for each of the last two fiscal years:

	Fiscal Year Ended March 31, 2006	Fiscal Year Ended March 31, 2005
Audit Fees(1)	$1,020,000	$763,500
Audit-Related Fees(2)	—	21,300
Tax Fees(3)	—	37,400
All Other Fees(4)	4,375	4,375

Total Fees	$1,024,375	$826,575

(1)            Includes fees for the audit of our annual financial statements for the years ended March 31, 2006 and 2005 included in our annual reports on Form 10-K, the review of our interim period financial statements for fiscal years 2006 and 2005 included in our quarterly reports on Form 10-Q, the audit of management’s assessment of the effectiveness of internal controls over financial reporting and the effectiveness of internal control over financial reporting as of March 31, 2006 and 2005 and related services that are normally provided in connection with regulatory filings or engagements. Fees for the year ended March 31, 2006 also includes approximately $250,000 of audit fees associated with the restatement of our previously issued consolidated financial statements.

(2)            Includes fees for certain accounting consultations, services related to our acquisition of SciTegic, Inc. in September 2004 and services related to our divestiture of Pharmacopeia Drug Discovery, Inc. in April 2004.

(3)            Consists of fees for tax compliance, tax advice and tax planning services, including tax preparation services for employees on foreign assignment, technical tax advise on U.S. and international tax matters, assistance with foreign income tax return preparation, transfer pricing analysis, assistance with local tax authority documentation and reporting requirements for tax compliance purposes, consultation regarding tax implications of acquisitions and assistance with tax audit defense matters.

(4)            Consists of fees for the use of online research tools provided by E&Y.

The Audit Committee has determined that the rendering of all non-audit services by E&Y is compatible with maintaining the auditor’s independence.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm

The Audit Committee has adopted policies and procedures for the pre-approval of all audit and non-audit services to be rendered by our independent registered public accounting firm. Under the policies and procedures, the Audit Committee generally pre-approves specified services in defined categories up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on a case-by-case basis for specific tasks before engagement. The Audit Committee has delegated the pre-approval of services to the chairman of the committee who is required to report each pre-approval to the full Audit Committee no later than its next meeting.

Vote Required; Board Recommendation

To be approved, this Proposal No. 2 must receive a “for” vote from the holders of a majority of the shares of common stock present and entitled to vote either in person or by proxy at the annual meeting. Abstentions will have the same effect as votes “against” Proposal No. 2; broker non-votes will have no effect. The Board recommends a vote “for” this Proposal No. 2 to ratify the selection by the Audit Committee of E&Y as our independent registered public accounting firm for the fiscal year ending March 31, 2007.

ADDITIONAL INFORMATION

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of June 9, 2006 regarding the beneficial ownership of our common stock by (a) each person known to our Board to own beneficially 5% or more of our common stock, (b) each director of our company, (c) the Named Executive Officers (as defined below), and (d) all of our directors and executive officers as a group. Information with respect to beneficial ownership is based solely on a review of our capital stock transfer records and on publicly available filings made with the Securities and Exchange Commission (“SEC”) by or on behalf of the stockholders listed below. The address for all executive officers and directors is c/o Accelrys, Inc., 10188 Telesis Court, Suite 100, San Diego, California, 92121.

Percentage of beneficial ownership is calculated assuming 26,228,543 shares of our common stock (net of treasury shares) were outstanding as of June 9, 2006. Beneficial ownership is determined in accordance with the rules of the SEC which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and includes shares of our common stock issuable pursuant to the exercise of stock options, warrants or other securities that are immediately exercisable or convertible or exercisable or convertible within 60 days of June 9, 2006. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Shares Beneficially Owned
5% Stockholders
Wellington Management Company, LLP 75 State Street Boston, MA 02109	2,774,400	(1)	10.6%
David J. Greene and Company, L.L.C. 599 Lexington Avenue New York, NY 10022	2,262,284	(2)	8.6%
Dimensional Fund Advisors, Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	2,250,447	(3)	8.6%
Brown Capital Management, Inc. 1201 N. Calvert Street Baltimore, MD 21202	2,203,593	(4)	8.4%
Named Executive Officers and Directors
Mark J. Emkjer	448,891	(5)	1.7%
Richard C. G. Murphy	—		—
Matthew A. Hahn, Ph.D.	416,311	(6)	1.6%
R. William Taylor	45,832	(7)	*
David M. Sankaran	37,499	(8)	*

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Shares Beneficially Owned
Nicholas Austin	140,624	(9)	*
Kenneth L. Coleman	26,459	(10)	*
Gary E. Costley, Ph.D.	47,485	(11)	*
Ricardo B. Levy, Ph.D.	43,730	(12)	*
Christopher J. Steffen	16,944	(13)	*
All current executive officers and directors as a group (13 persons)	1,400,351	(14)	5.1%

*     Less than one percent.

(1)            Wellington Management Company, LLP has shared voting power with respect to 2,556,700 shares and shared dispositive power with respect to all shares. The foregoing information is based solely upon information contained in a Schedule 13G/A filed with the SEC by Dimensional Fund Advisors, Inc. on February 14, 2006.

(2)            David J. Greene and Company, LLC has shared voting power with respect to 1,741,284 shares and shared dispositive power with respect to all shares. The foregoing information is based solely upon information contained in a Schedule 13G/A filed with the SEC by Dimensional Fund Advisors, Inc. on February 10, 2006.

(3)            Based solely upon information contained in a Schedule 13G/A filed with the SEC by Dimensional Fund Advisors, Inc. on February 6, 2006.

(4)            Brown Capital Management, Inc. has sole voting power with respect to 1,769,080 shares and sole dispositive power with respect to all shares. The foregoing information is based solely upon information contained in a Schedule 13G/A filed with the SEC by Brown Capital Management, Inc. on February 6, 2006.

(5)            Represents 5,367 shares of common stock held of record by Mr. Emkjer, exercisable options to purchase 441,858 shares of common stock and 1,666 shares of restricted stock.

(6)            Represents 393,395 shares of common stock held of record by Dr. Hahn, of which 28,630 shares are currently being held in escrow pursuant to the terms of an escrow agreement between us and the former shareholders of SciTegic, Inc. and exercisable options to purchase 22,916 shares of common stock.

(7)            Represents exercisable options to purchase 45,832 shares of common stock.

(8)            Represents exercisable options to purchase 37,499 shares of common stock.

(9)            Represents 5,717 shares of common stock held of record by Mr. Austin, exercisable options to purchase 134,074 shares of common stock and 833 shares of restricted stock.

(10)      Represents exercisable options to purchase 26,459 shares of common stock.

(11)      Represents 2,000 shares of common stock held of record by Dr. Costley and exercisable options to purchase 45,485 shares of common stock.

(12)      Represents 3,000 shares of common stock held of record by Dr. Levy and exercisable options to purchase 40,730 shares of common stock.

(13)      Represents exercisable options to purchase 16,944 shares of common stock.

(14)      Includes exercisable options to purchase 981,238 shares of common stock and 2,965 shares of restricted stock.

Information Regarding the Board and Its Committees

The Board met five times during the year ended March 31, 2006. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he served that were held during the period for which he was a director or committee member, respectively.

The Board has three committees: the Audit Committee, the Human Resources Committee and the Governance and Nominating Committee. The following table provides membership and meeting information for fiscal year 2006 for each of the Board’s committees:

Name	Audit Committee		Human Resources Committee		Governance and Nominating Committee
Kenneth L. Coleman	X		X		X
Christopher J. Steffen	X	**	X		X
Ricardo B. Levy, Ph.D.	X		X	*	X
Gary E. Costley, Ph.D.	X		X		X	*

Total meetings in fiscal year 2006:	8		5		6

*       Committee Chairperson

**     Audit Committee Financial Expert and Committee Chairperson

Below is a description of each committee of the Board. The Board has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to our company.

Audit Committee

The Audit Committee bears direct responsibility for the appointment and termination, compensation and oversight of the work of our independent registered public accounting firm, who reports directly to the Audit Committee. The committee also reviews and discusses with our management and independent registered public accounting firm the financial statements and disclosures in our press releases and SEC filings. Committee members periodically meet separately with our management and independent registered public accounting firm to discuss issues and concerns, and the committee has established procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or audit matters, in a confidential manner.

As of June 9, 2006, the members of the Audit Committee are Christopher J. Steffen, Ricardo B. Levy, Ph.D., Kenneth L. Coleman and Gary E. Costley, Ph.D. Mr. Steffen serves as chairman of the Audit Committee and the Board has determined that he qualifies as an “audit committee financial expert” in accordance with applicable SEC rules.

The Audit Committee charter can be found in the Investor Information section of our corporate website located at http://www.accelrys.com, under Corporate Governance.

Human Resources Committee

The Human Resources Committee reviews and approves the reasonableness and appropriateness of the remuneration arrangements, including base salaries, salary increases, incentive compensation plans and awards, for all of our executive officers. The Committee also adopts and oversees the administration of incentive compensation and executive stock plans. In connection with performing their duties, the members of the Human Resources Committee are fully empowered to engage an executive compensation consultant and have retained Frederic W. Cook & Co., Inc. in this capacity.

As of June 9, 2006, the members of the Human Resources Committee are Ricardo B. Levy, Ph.D., Kenneth L. Coleman, Christopher J. Steffen and Gary E. Costley, Ph.D. Dr. Levy serves as chairman of the Human Resources Committee.

The charter of the Human Resources Committee can be found in the Investor Information section of our corporate website located at http://www.accelrys.com, under Corporate Governance.

Governance and Nominating Committee

The Governance and Nominating Committee makes recommendations to the Board regarding candidates for election to the Board, as well as the composition of the Board and its committees, including size and qualifications for membership. In connection with performing their duties, the members of the Governance and Nominating Committee are fully empowered to engage one or more search firms to identify potential director candidates. The committee is also charged with establishing effective corporate governance processes, including oversight of the appointment of new directors, Board committee structure and membership, director compensation and chief executive officer succession planning.

As of June 9, 2006, the members of the Governance and Nominating Committee are Gary E. Costley, Ph.D., Kenneth L. Coleman, Ricardo B. Levy, Ph.D. and Christopher J. Steffen. Dr. Costley serves as chairman of the Governance and Nominating Committee.

The Governance and Nominating Committee has adopted a charter that can be found in the Investor Information section of our corporate website located at http://www.accelrys.com, under Corporate Governance.

Compensation of Directors

Each director receives an annual retainer of $30,000 (or $100,000, in the case of the Chairman of the Board) and per-meeting fees in the amount of $1,500 for meetings attended in person and $750 for meetings attended telephonically. Likewise, each committee member receives per-meeting fees in the amount of $1,500 for meetings attended in person and $750 for meetings attended telephonically. The committee chairmen also receive annual retainers in the amount of $3,500 (or $5,000 in the case of the Audit Committee chairman). Finally, reasonable travel-related expenses are reimbursed for attendance at all Board and committee meetings.

In addition to cash compensation, each new non-employee director is granted an option to purchase 20,000 shares of our common stock upon joining the Board. Each returning non-employee director is granted an option to purchase 10,000 shares of our common stock on the date of each annual meeting of stockholders. The exercise price of each such stock option is equal to the fair market value of one share of common stock on the date of grant.

In the fiscal year ended March 31, 2006, the total compensation paid to all non-employee directors as a group was approximately $269,000.

Key Corporate Governance Initiatives

We are committed to continuously improving our corporate governance process to meet and, if possible, exceed all applicable regulatory requirements. The following description of our corporate governance profile highlights some of the key corporate governance initiatives undertaken by the Board:

Independent Directors. Four out of our five members of the Board meet the independence standards of the SEC and NASDAQ, and only one of our directors, Mark J. Emkjer, is employed by us. Moreover, our independent directors regularly meet in executive session to discuss matters of interest to them without management present. Finally, the Board has established the position of Chairman of the Board, currently held by Kenneth L. Coleman, an independent director. The Chairman of the Board presides at Board meetings and acts as a liaison between management and the directors.

Code of Business Conduct and Ethics. The Board has adopted a Code of Business Conduct and Ethics that all directors, executive officers and employees must review and observe. The Code of Business Conduct and Ethics includes policies on regulatory compliance, conflicts of interest and confidentiality. The Code of Business Conduct and Ethics can be found in the Investor Information section of our corporate website, http://www.accelrys.com, under Corporate Governance.

Nomination of Directors

As mentioned above, the Governance and Nominating Committee is charged with making recommendations to the Board regarding qualified candidates to serve as directors. The committee’s goal is to assemble a Board with the skills and characteristics that, taken as a whole, will assure a strong Board with experience and expertise in all aspects of corporate governance. Accordingly, the Governance and Nominating Committee believes that candidates for director should have certain minimum qualifications, including personal integrity, strength of character, an inquiring and independent mind, practical wisdom and mature judgment. In evaluating director nominees, the Governance and Nominating Committee considers the following factors:

•                  The appropriate size of the Board;

•                  Our needs with respect to the particular talents and experience of its directors; and

•                  The knowledge, skills and experience of nominees, including experience in technology, business, finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other Board members.

                Other than the foregoing, there are no stated minimum criteria for director nominees, although the Governance and Nominating Committee may also consider such other factors as it deems to be in our best interests and those of our stockholders. The Governance and Nominating Committee does, however, believe it appropriate for at least one, and preferably several, members of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and for a majority of the members of the Board to meet the definition of an “independent director” under NASDAQ listing standards. The Governance and Nominating Committee also believes it is appropriate for our chief executive officer to participate as a member of the Board.

The Governance and Nominating Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, but the committee at all times seeks to balance the value of continuity of service by existing members of the Board with that of obtaining a new perspective. We annually review the performance of the Board, its committees and each director. If any member of the Board does not wish to continue in service, the Governance and Nominating Committee’s policy is to require the board member to submit a letter of resignation. In such event or if the Governance and Nominating Committee or the Board decides not to re-nominate a member for re-election, the Governance and Nominating Committee identifies the desired skills and experience of a new nominee in light of the criteria above. The Governance and Nominating Committee then uses its network of contacts to compile a list of candidates, but may also engage, if it deems appropriate, a professional search firm. To date, the Governance and Nominating Committee has not paid a fee to any third party to assist in identifying potential nominees.

We do not have a formal policy concerning stockholder recommendations of director candidates to the Governance and Nominating Committee. The absence of such a policy does not mean, however, that such recommendations will not be considered. To date, we have not received any recommendations from stockholders, including recommendations from a stockholder that beneficially owns more that 5% of common stock, requesting that the Governance and Nominating Committee consider a candidate for inclusion among the committee’s slate of nominees in our proxy statement. Stockholders wishing to make such a recommendation of a director candidate may do so by sending a written notice to the Governance and Nominating Committee, Attn: Chairman, Accelrys, Inc., 10188 Telesis Court, Suite 100, San Diego, CA 92121, naming the proposed candidate and providing detailed biographical and contact information for such proposed candidate.

Report of the Audit Committee of the Board

The Audit Committee of the Board is comprised solely of independent directors, as defined by NASDAQ listing standards. In addition, at least one member of the Audit Committee is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K under the Securities Act of 1933, as amended. The Audit Committee has furnished the following report:

The purpose of the Audit Committee is to oversee Accelrys’ financial reporting, internal controls and audit functions. The Audit Committee operates under a written charter adopted by the Board. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

The Audit Committee met on eight occasions during the fiscal year ended March 31, 2006. The Audit Committee met privately in executive session with E&Y as a part each regularly scheduled meeting.

The Audit Committee has reviewed and discussed Accelrys’ audited consolidated financial statements for the fiscal year ended March 31, 2006 with management and E&Y. Management is responsible for the preparation, presentation and integrity of Accelrys’ financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. E&Y is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

On December 16, 2005, following consultation with, and upon the recommendation of, management and E&Y, the Audit Committee decided that it was necessary for Accelrys to restate its previously issued consolidated financial statements. The decision to restate was made in connection with a review of Accelrys’ Annual Report on Form 10-K for the year ended March 31, 2005 by the Corporation Finance Division of the SEC. The restated consolidated financial statements, which are contained in Accelrys’ Annual Report on Form 10-K for the year ended March 31, 2006, reflect changes to the timing of revenue recognized under term-based and perpetual software license arrangements which include multiple elements (typically software licenses and post-contract customer support, referred to as “PCS”) and a change in accounting for software development costs. The restated consolidated financial statements also reflect the reclassification of general and administrative expenses and interest income between continuing and discontinued operations, the reclassification of cash flows from discontinued operations as net cash provided by (used in) discontinued operating, investing and financing activities, as opposed to a single line item as previously reported, and the reclassification of investments in auction rate securities to marketable securities from cash and cash equivalents.

In connection with the restatement and as a result of management’s evaluation of the effectiveness of Accelrys’ internal control over financial reporting based on the framework set forth in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, management identified and reported to the Audit Committee certain control deficiencies that constituted material weaknesses in internal control over financial reporting as of March 31, 2006. A material weakness is defined as a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The material weaknesses identified by management were as follows:

Timing of Revenue Recognition.  Accelrys did not maintain effective controls over the application of software revenue recognition principles to its term-based and perpetual software license arrangements. In connection with the review of Accelrys’s Annual Report on Form 10-K for the year ended March 31, 2005 by the Corporate Finance Division of the SEC, management determined that Accelrys had failed to properly recognize revenue from software arrangements which include multiple elements (typically software licenses and PCS) in the correct reporting periods, although the total revenue recognized over the term of the arrangements was appropriate. Therefore, Accelrys restated its previously issued consolidated financial statements to correct revenue and deferred revenue. Accelrys’ failure to properly apply software revenue recognition principles to its term-based and perpetual software license arrangements resulted from a lack of a sufficient number of employees with appropriate levels of knowledge, expertise and training in the application of generally accepted accounting principles relevant to software revenue recognition.

Accounting for Software Development Costs.  Accelrys did not maintain effective controls over the application of Statement of Financial Accounting Standards (“SFAS”) No. 86, Accounting for the Cost of Computer Software to be Sold, Leased or Otherwise Marketed, to its software development projects. As a result of an internal review of Accelrys’ historical accounting for software development costs, management determined that Accelrys did not have contemporaneous evidence of the achievement of technological feasibility of its software development projects as required for capitalization under SFAS No. 86. As a result, Accelrys historically capitalized software development costs prior to the achievement of technological feasibility. Based on this review, management determined that technological feasibility occurs shortly before our software products are available for general release. Using this revised methodology, management determined that costs eligible for capitalization under SFAS No. 86 would not be material. Therefore, Accelrys restated its previously issued consolidated financial statements to remove all historical capitalization of product development costs and related assets and amortization. Accelrys’ failure to properly apply SFAS No. 86 resulted from a lack of a sufficient number of employees with appropriate levels of knowledge, expertise and training in the application of generally accepted accounting principles relevant to software development costs.

Because of the material weaknesses described above, which resulted in material misstatements of Accelrys’ previously issued consolidated financial statements, management concluded, and the Audit Committee concurs, that Accelrys did not maintain effective internal control over financial reporting as of March 31, 2006 based on the criteria in Internal Control—Integrated Framework. Our management’s assessment of the effectiveness of our internal control over financial reporting as of March 31, 2006 was audited by E&Y, as stated in their report which is included in Accelrys’ Annual Report on Form 10-K for the fiscal year ended March 31, 2006.

With oversight from the Audit Committee, management formulated a remediation plan intended to address the control deficiencies identified above and the Audit Committee and management are committed to effectively implementing the plan as expeditiously as possible. Notwithstanding the remediation initiatives described below, the control deficiencies will not be considered remediated until new controls are implemented, in operation for a sufficient period of time, are tested and management concludes that the new controls are operating effectively. Specifically, the following actions have been taken as part of the remediation activities:

(1)            Accelrys hired three senior-level accounting employees in March and April 2006 who have significant expertise in financial controls and the application of generally accepted accounting principles relevant to Accelrys’s business, including software revenue recognition.

(2)            Accelrys initiated a program of additional training regarding its revenue recognition policies designed to ensure all relevant personnel involved in software revenue recognition transactions understand and apply applicable generally accepted accounting principles, and has set an annual minimum training requirement.

(3)             Accelrys implemented an enhanced quarterly and annual financial statement close, review and reporting process to include additional levels of analysis and review.

The Audit Committee believes that the remediation activities identified and implemented by management are appropriate to remediate the material weaknesses in Accelrys’ internal control over financial reporting and the Audit Committee will continue to oversee management’s remediation efforts.

The Audit Committee reviewed and accepted E&Y’s Report of Independent Registered Public Accounting Firm included in Accelrys’ Annual Report on Form 10-K for the year ended March 31, 2006 related to its audit of (i) the consolidated financial statements and financial statement schedule, (ii) management’s assessment of the effectiveness of internal control over financial reporting and (iii) the effectiveness of internal control over financial reporting.

The Audit Committee has discussed with E&Y the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and PCAOB Auditing Standard No. 2, “An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.”  In addition, E&Y has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, as amended, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with E&Y their firm’s independence.

Based on its review of the consolidated financial statements and discussions with and representations from management and E&Y referred to above, the Audit Committee approved the audited financial statements for inclusion in Accelrys’ Annual Report on Form 10-K for the year ended March 31, 2006, for filing with the SEC.

Submitted by the Audit Committee:

Christopher J. Steffen, Chairman

Ricardo B. Levy, Ph.D.

Kenneth L. Coleman

Gary E. Costley, Ph.D.

Report of the Human Resources Committee of the Board

The Human Resources Committee of the Board has responsibility for administering and approving all elements of compensation for Accelrys’ executive officers. It also grants awards under Accelrys’ equity incentive plans. The Committee has the direct responsibility to review and approve the corporate goals and objectives as relevant to the chief executive officer’s compensation, to evaluate the chief executive officer’s performance in light of these goals and objectives, and to determine and approve the chief executive officer’s compensation level based on the evaluation.

All members of the Committee are independent in accordance with NASDAQ listing standards. Executive officers who are also directors are not present during deliberations or voting involving their own compensation. The Committee regularly reports to the Board on its actions.

General Compensation Philosophy

Under the supervision of the Human Resources Committee, Accelrys’ compensation policy is designed to attract, motivate and retain qualified key executives critical to its marketplace success and industry leadership. It is Accelrys’ objective to reward its executives for advancing business strategies and aligning its interests with those of the stockholders. Each executive’s compensation is dependent upon Accelrys’ corporate performance as well as upon the executive’s individual performance. Accordingly, each executive officer’s compensation package is comprised of three elements: (i) a base salary which reflects individual experience, expertise, and performance; (ii) a variable bonus tied to the achievement of annual corporate performance goals which is payable in cash if earned; and (iii) equity-based incentive awards designed to align the long-term interests of the executive officer with those of Accelrys’ stockholders.

The Human Resources Committee considers the total compensation of each executive officer in establishing each element of compensation. All incentive compensation plans are reviewed at least annually to ensure they are both in line with market norms and that they meet the current strategies and needs of Accelrys. The Human Resources Committee has retained a consultant, Frederic W. Cook & Co., Inc., to assist in setting compensation.

The summary below describes in more detail the factors that the Human Resources Committee considers in establishing each of the three primary components of the compensation package provided to the executive officers.

Base Salary

In setting base salaries, the Human Resources Committee considers a number of factors, including benchmark data from nationally recognized surveys of other high-technology companies that compete with Accelrys for executive officers. The Human Resources Committee also reviews executive compensation information comparables as may be provided by our external compensation consultant, Frederic W. Cook & Co., Inc., which include companies of similar size operating in similar markets. Each executive officer’s base salary is established on the basis of the individual’s qualifications and relevant experience, their contribution and performance for the prior year, and the compensation levels of executives at similar high-technology companies. Base salary is generally reviewed once each year, but is not necessarily adjusted every year.

Variable Bonuses

The Human Resources Committee believes that a substantial portion of the annual compensation of each executive should be in the form of variable incentive pay designed to emphasize the attainment of Accelrys’ corporate goals. The executive officer bonus plan is benchmarked against bonus practices of peer high-technology companies. Achievement under the plan applies a pre-determined formula to the achievement of profitability, revenue and order levels along any additional applicable performance measures as approved by the Human Resources Committee to determine the bonus pool. In addition, our officers and directors may participate in our executive deferred compensation plan (the “EDC Plan”). Under the EDC Plan, participants may defer, on a pre-tax basis, up to 90% of their base salary and 100% of all other forms of compensation, and contribute such amounts to the EDC Plan. At our discretion, we may make matching contributions under the EDC Plan of up to $5,000 per participant, such contributions vesting ratably over three years, contingent upon continued service. We will also make a bonus employer contribution of one percent of each participant’s base salary or annual retainer, as appropriate, for each one percent that our stock outperforms the Russell 2000 Index, up to a maximum of twenty percent. The bonus employer contribution vests ratably over three years, contingent upon continued service. No matching or bonus employer contributions were made to the EDC Plan during fiscal year 2006.

Equity-based Incentive Awards

The goal of Accelrys’ long-term, equity-based incentive awards is to align the interests of executive officers and employees with Accelrys’ stockholders. The awards provide each executive officer with a significant incentive to manage Accelrys from the perspective of an owner with a long-term stake in the business. The Human Resources Committee views equity-based incentive awards as a retention vehicle for its executive officers.

The Human Resources Committee determines the appropriate level and form of equity-based incentives, either stock options or restricted stock, to award to executive officers based upon the individual’s position and responsibilities with Accelrys, his or her performance and contribution, the value of his or her current unvested equity-based incentive awards holdings and market grant practices among peer high-technology companies. Stock option awards allow the executive officer to acquire shares of common stock at a fixed price per share (not less than the fair market value of the common stock on the date of grant) over a specified period of time (up to 10 years from the date of grant). Options typically vest in periodic installments over a four-year period contingent upon the executive officer’s continued employment with Accelrys. Accordingly, the options provide a return to the executive officer only if he or she remains in Accelrys’ service in accordance with the vesting schedule and then only if the market price of the common stock appreciates over the option term. Restricted stock unit awards grant to the executive officer a number of shares of stock which vest over a specified period of time. Accordingly, the restricted stock unit grant provides a return to the executive officer only if he or she remains in Accelrys’ service in accordance with the vesting schedule.

Compensation for the Chief Executive Officer

Mark J. Emkjer has served as Accelrys’ President and Chief Executive Officer since May 2004, prior to which he served as President of Accelrys’ wholly-owned subsidiary, Accelrys Software Inc. The following is a description of the Human Resources Committee’s evaluations and conclusions as to the proper levels of compensation for Mr. Emkjer:

•                  Base Salary:  The Human Resources Committee reviews the chief executive officer’s major accomplishments and reported base salary information for the chief executive officers of other companies in Accelrys’ peer group. Based on this information, the Human Resources Committee recommends any salary actions to the Board. Mr. Emkjer’s base salary was $350,000 during fiscal year 2005 and $381,000 during fiscal year 2006. In May 2006, based on Accelrys’ improved performance in the last fiscal year, the Human Resources Committee raised Mr. Emkjer’s base salary to $400,000.

•                  Cash Incentive:  The Human Resources Committee evaluates the achievement of overall company financial and business goals when deciding whether to award a cash incentive to the chief executive officer. In fiscal 2006, Mr. Emkjer was awarded a bonus payment of $100,000, which represents approximately one-sixth of Mr. Emkjer’s maximum potential earnings under Accelrys’ management incentive plan, based on the improved performance of Accelrys in fiscal year 2006.

Tax Deductibility

                The Human Resources Committee has considered the impact of Section 162(m) of the Code, which disallows a deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the chief executive officer and the four most highly compensated executive officers unless such compensation meets the requirements for “performance-based compensation.” As the cash compensation paid by Accelrys to each of its executives is expected to be below $1 million and the Human Resources Committee believes that options granted under our various equity compensation plans to such officers will meet the requirements for qualifying as performance-based compensation, the Human Resources Committee believes that Section 162(m) of the Code will not affect the tax deductions available to Accelrys with respect to the compensation of its executives. It is the Human Resources Committee’s policy to qualify, to the extent reasonable, its executive officer compensation for deductibility under applicable tax law. However, Accelrys may, from time to time, pay compensation to its officers that may not be deductible.

Additionally, the timing of payments to Mr. Emkjer for severance and benefits under Mr. Emkjer’s employment agreement, as more fully described below, may be deferred to avoid incurring additional taxes and penalties pursuant to Section 409A of the Internal Revenue Code of 1986.

Submitted by the Human Resources Committee:

Ricardo B. Levy, Ph.D., Chairman

Kenneth L. Coleman

Gary E. Costley, Ph.D.

Christopher J. Steffen

Human Resources Committee Interlocks and Insider Participation

 As noted above, the Human Resources Committee consists of Messrs. Coleman, Levy, Costley, and Steffen. None of these directors has at any time been an officer of Accelrys or any of its subsidiaries. During the last fiscal year, no interlocking relationship existed between Accelrys’ Board or Human Resources Committee and the board of directors or human resources committee, or compensation committee as appropriate, of any other company.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

The executive officers of Accelrys are:

Name	Age	Position
Mark J. Emkjer	50	Chief Executive Officer and President
David M. Sankaran	39	Chief Financial Officer, Senior Vice President
Richard C. G. Murphy	42	Senior Vice President, Worldwide Sales and Services
David R. Mersten	41	Senior Vice President, General Counsel and Secretary
R. William Taylor	45	Vice President, Marketing and Corporate Development
Mathew Hahn, Ph.D.	45	Vice President, Chief Science and Technology Officer
Nicholas Austin	43	Vice President, Research and Development
Judith Ohrn Hicks	42	Vice President, Human Resources
J. James Mihlik	33	Vice President, Corporate Controller

Mark J. Emkjer currently serves as our President and Chief Executive Officer and has served as a member of the Board since 2004. Prior to joining Accelrys in 2002, Mr. Emkjer served as President and Chief Operating Officer of Sunquest Information Systems, Inc., an information technology company developing laboratory, radiology and pharmacy systems and supplying the high-end integrated delivery network market, from 1999 to 2002 and as President and Chief Executive Officer of Pace Health Management Systems, Inc., a provider of clinical decision support software, from 1996 to 1999. From 1990 to 1995, Mr. Emkjer served as President and Chief Executive Officer of Hospital Cost Consultants LLC, an information technology company providing managed care and financial systems to hospitals worldwide.

David M. Sankaran has served as our Senior Vice President and Chief Financial Officer since 2005. Prior to joining Accelrys, he served as Vice President and Corporate Controller for Ocular Sciences, Inc., a contact lens manufacturing company, from 2004 to 2005. Before his tenure with Ocular Sciences, Inc., Mr. Sankaran worked at PeopleSoft, Inc., a developer of enterprise application software, from 1999 to 2002 as Vice President, Investor Relations and as Vice President of Finance, Global Operations. Mr. Sankaran also previously was the Vice President and Corporate Controller for Affymetrix, Inc., a developer of technology relating to molecular biological research, from 1997 to 1999 and served in a number of financial roles at Chiron Corporation, a global biopharmaceutical company, from 1993 to 1997. On June 14, 2006, Mr. Sankaran notified us that he is terminating his employment with us and resigning as our Senior Vice President and Chief Financial Officer, effective August 31, 2006.

Richard C. G. Murphy has served as our Senior Vice President, Worldwide Sales and Services since 2005. Prior to joining Accelrys, Mr. Murphy held a number of positions involving increasing managerial responsibility with MSC Software, a world leader in Mechanical Computer-Aided Engineering (MCAE) software and IT solutions, most recently in the role of Senior Vice President, General Manager, and Chief Sales Officer.

David R. Mersten has served as our Senior Vice President, General Counsel and Secretary since 2005. Prior to joining Accelrys, from 2000 to 2005, Mr. Mersten served as Vice President, General Counsel and Assistant Secretary for Applied Micro Circuits Corporation, a company that designs hardware and software solutions for the communications and storage markets. From 1997 to 2000, Mr. Mersten served as corporate counsel for Integrated Device Technology, Inc., a designer of semiconductors.

R. William Taylorhas served as our Vice President of Marketing and Corporate Development since 2004. Prior to joining Accelrys, from 2003 to 2004, Mr. Taylor served as the Director of Strategy and Planning for International Business Machines Corporation. From 2000 until its acquisition by International Business Machines Corporation in 2003, Mr. Taylor served as the Director of Marketing for Rational Software Corporation, a software engineering company.

Mathew Hahn, Ph.D. currently serves as our Vice President, Chief Science and Technology Officer and General Manager of SciTegic, a wholly owned subsidiary acquired by Accelrys in 2004. Dr. Hahn co-founded SciTegic in 1999. Prior to founding SciTegic, Dr. Hahn served as Director of Development at Accelrys from 1989 to 1999.

Nicholas Austin has served as our Vice President, Research & Development since 2003. From 1990 to 2003, Mr. Austin held a number of positions involving increasing managerial responsibility in our research and development group. Prior to joining Accelrys in 1990, Mr. Austin worked as a scientific consultant for Cambridge Molecular Design Ltd.

Judith Ohrn Hicks currently serves as our Vice President, Human Resources. Mrs. Ohrn-Hicks originally joined Accelrys in 1993 and has held a variety of human-resources-related positions during her tenure with Accelrys. Prior to 1993, she held positions with General Mills, Inc., a leading producer of packaged consumer foods, and Software Developers Corporation, a publicly-traded software company that was acquired by Programmer’s Paradise, Inc. in June 1996.

J. James Mihlik has served as our Vice President, Corporate Controller since 2005. From 2001 to 2005, Mr. Mihlik held a number of positions involving increasing managerial responsibilities in our finance group. Prior to joining Accelrys, Mr. Mihlik served as Corporate Controller of High Technology Solutions, Inc., a privately held provider of commercial software applications, communications systems engineering and operational outsourcing services to federal government agencies, from 2000 to 2001. Mr. Mihlik also previously worked at Ernst & Young LLP from 1996 to 2000.

There are no family relationships among any executive officers of Accelrys. There currently are no legal proceedings, and during the past five years there have been no legal proceedings, that are material to the evaluation of the ability or integrity of any executive officer of Accelrys.

Summary Compensation Table

The following table sets forth certain information concerning compensation for the fiscal years ended March 31, 2006 and 2005 and December 31, 2003, and the three months ended March 31, 2004 (“stub period”) received by our company’s chief executive officer and the four most highly compensated executive officers of our company other than the chief executive officer who were serving as executive officers as of the end of the last completed fiscal year (the “Named Executive Officers”). No executive officer resigned or terminated employment during the 2006 fiscal year who would have otherwise been included in such table on the basis of annual salary and bonus earned for that fiscal year.

		Annual Compensation					Long Term Compensation
Name and Principal Position	Year	Salary		Bonus(1)	Other Annual Compensation(2)		Restricted Stock Awards		Number of Securities Underlying Options	All Other Compensation
Mark J. Emkjer	2006	$381,000	(7)	$100,000	$—		$—		—	$6,443	(12)
President and	2005	350,000	(7)	165,000	—		—		100,000	3,747	(13)
Chief Executive Officer	Stub period	81,250	(7)	—	—		90,800	(10)	40,780	55,148	(14)
	2003	325,000	(7)	137,500	—		—		67,967	6,990	(15)

Richard C. G. Murphy(3)	2006	114,583		57,188	24,960	(8)	—		100,000	4,370	(16)
Senior Vice President,	2005	—		—	—		—		—	—
Worldwide Sales and	Stub period	—		—	—		—		—	—
Services	2003	—		—	—		—		—	—

Mathew A. Hahn, Ph.D. (4)	2006	238,918		48,020	—		—		50,000	6,637	(17)
Vice President,	2005	104,550		196,678	—		—		50,000	2,341	(18)
Chief Science and	Stub period	—		—	—		—		—	—
Technology Officer	2003	—		—	—		—		—	—

R. William Taylor(5)	2006	235,000		30,000	—		—		—	753	(19)
Vice President, Marketing	2005	131,250		22,500	133,568	(9)	—		100,000	340	(19)
and Corporate Development	Stub period	—		—	—		—		—	—
	2003	—		—	—		—		—	—

David M. Sankaran(6)	2006	225,000		30,000	102,525	(10)	—		—	444	(19)
Senior Vice President	2005	46,875		5,625	—		—		100,000	90	(19)
and Chief Financial Officer	Stub period	—		—	—		—		—	—
	2003	—		—	—		—		—	—

Nicholas Austin	2006	225,000		30,000	—		—		—	475	(19)
Vice President,	2005	200,000		20,000	—		—		45,000	417	(19)
Research and	Stub period	47,500		—	—		45,400	(11)	16,991	99	(19)
Development	2003	180,291		—	—		—		37,380	194	(19)

(1)            The amounts shown under the bonus column represent annual performance bonuses earned for the indicated fiscal years, but paid in the following year.

(2)            In accordance with the rules of the Securities and Exchange Commission, the other annual compensation described in this table does not include various perquisites and other personal benefits received by the

Named Executive Officers that do not exceed the lesser of $50,000 or 10% of any such officer’s salary and bonus disclosed in this table.

(3)            Mr. Murphy commenced his employment with us in October 2005.

(4)            Dr. Hahn commenced his employment with us in September 2004 as a result of our acquisition of SciTegic, Inc.

(5)            Mr. Taylor commenced his employment with us in September 2004.

(6)            Mr. Sankaran commenced his employment with us in January 2005. On June 14, 2006, Mr. Sankaran notified us that he is terminating his employment with us and resigning as our Senior Vice President and Chief Financial Officer, effective August 31, 2006.

(7)            Pursuant to our EDC Plan, 2% of Mr. Emkjer’s pre-tax base salary for each period has been deferred and contributed to the EDC Plan.

(8)            Represents amounts paid to Mr. Murphy as reimbursement for relocation costs incurred.

(9)            Represents amounts paid to Mr. Taylor as reimbursement for relocation costs incurred.

(10)      Represents amounts paid to Mr. Sankaran as reimbursement for relocation costs incurred.

(11)      The value of the shares of restricted stock granted to Mr. Emkjer and Mr. Austin is based on the closing sale price of our common stock on the date of grant. The restricted stock vests in equal annual installments over three years.

(12)      Represents a company 401(K) plan matching contribution of $4,925 and group term life insurance premiums for fiscal year 2006 of $1,518 paid on behalf of Mr. Emkjer.

(13)      Represents a company 401(K) plan matching contribution of $2,625 and group term life insurance premiums for fiscal year 2005 of $1,122 paid on behalf of Mr. Emkjer.

(14)      Represents a company 401(K) plan matching contribution of $6,150, a $48,750 bonus employer contribution provided under our EDC Plan and group term life insurance premiums for the stub period of $248 paid on behalf of Mr. Emkjer.

(15)      Represents a company 401(K) plan matching contribution of $6,000 and group term life insurance premiums for fiscal year 2003 of $990 paid on behalf of Mr. Emkjer.

(16)      Represents a company 401(K) plan matching contribution of $4,122 and group term life insurance premiums for fiscal year 2006 of $248 paid on behalf of Mr. Murphy.

(17)      Represents a company 401(K) plan matching contribution of $5,873 and group term life insurance premiums for fiscal year 2006 of $764 paid on behalf of Dr. Hahn.

(18)      Represents a company 401(K) plan matching contribution of $2,175 and group term life insurance premiums for fiscal year 2005 of $166 paid on behalf of Dr. Hahn.

(19)      Represents group term life insurance premiums for each period paid on behalf of the Named Executive Officer.

Option Grants in Last Fiscal Year

The following table sets forth information regarding stock options granted by us during the year ended March 31, 2006 to each of the Named Executive Officers. All options were granted under our various equity compensation plans at the fair market value of our common stock on the date of grant.

Individual Grants
	Number of Securities		% of Total Options			Potential Realizable Value at Assumed Annual Rates of
	Underlying		Granted to	Exercise		Stock Price Appreciation for
	Options		Employees in	Price Per	Expiration	Option Term (2)
Name	Granted		Fiscal Year	Share	Date	5%	10%
Mark J. Emkjer	—		—	$—	—	$—	$—
Richard C. G. Murphy	100,000	(1)	26%	6.73	10/17/2015	423,246	1,072,589
Mathew A. Hahn, Ph.D.	50,000	(1)	13%	5.35	8/29/2015	168,229	426,326
R. William Taylor	—		—	—	—	—	—
David M. Sankaran	—		—	—	—	—	—
Nicholas Austin	—		—	—	—	—	—

(1)          Options vest one-fourth on the first anniversary of the date of grant and the remaining three-fourths ratably on a monthly basis over the next 36 months.

(2)          The potential realizable value listed in the table represents hypothetical gains that could be achieved for the options if exercised at the end of the 10-year option term based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the options were granted to their expiration date. The 5% and 10% rates of appreciation are provided in accordance with the rules of the SEC and do not represent our estimate or projection of the future value of our common stock. Actual gains, if any, on stock option exercises are dependent on numerous factors, including, without limitation, the future performance of our common stock, overall business and market conditions, and the optionee’s continued employment with us throughout the entire vesting period, which factors are not reflected in this table. Additionally, the potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

The following table sets forth certain information regarding option exercises during the year ended March 31, 2006 and unexercised stock options held by the Named Executive Officers as of March 31, 2006.

	Shares Acquired	Value	Number of Securities Underlying Unexercised Options at March 31, 2006		Value of Unexercised In-the-Money Options at arch 31, 2006(1)
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Mark J. Emkjer	—	$—	394,728	153,858	$312,681	$81,578
Richard C. G. Murphy	—	—	—	100,000	—	54,000
Mathew A. Hahn, Ph.D.	—	—	18,749	81,251	30,373	146,627
R. William Taylor	—	—	35,936	64,064	32,061	53,439
David M. Sankaran	—	—	29,166	70,834	39,666	96,334
Nicholas Austin	—	—	124,589	50,341	82,088	20,622

(1)            Based on the closing price of our common stock on March 31, 2006 ($7.27 per share), as reported by the Nasdaq National Market, less the option exercise price.

Equity Compensation Plan Information

The following table sets forth certain information regarding our equity compensation plans as of March 31, 2006:

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders
1986 California Plan	134	$2.09	—
1986 Supplemental Plan	4,897	2.09	—
1994 Incentive Stock Plan	2,065,647	11.82	—
1995 Director Option Plan	135,795	11.27	—
1996 Equity Incentive Plan	6,370	5.84	—
2000 Stock Option Plan	995,539	9.52	—
2004 Amended and Restated Stock Incentive Plan	524,103	6.72	2,045,301

Equity compensation plans not approved by stockholders
2004 New Hire Equity Plan	590,131	5.34	—
Total	4,322,616		2,045,301

Employment, Severance and Change of Control Agreements

On June 14, 2006, we entered into an Employment Transition and Separation with David M. Sankaran, our Senior Vice President and Chief Financial Officer. Pursuant to the terms of the agreement, Mr. Sankaran released all claims against us, agreed not to solicit our employees for a period of two years, and agreed to remain our Chief Financial Officer through August 31, 2006. We agreed to pay Mr. Sankaran $112,500 on or about March 5, 2007 and agreed that Mr. Sankaran need not repay any amounts previously paid to him as reimbursement for relocation expenses. Additionally, we may pay Mr. Sankaran a discretionary bonus of up to $37,500.

On May 21, 2006, we entered into an employment agreement (the “Emkjer Employment Agreement”) with Mark J. Emkjer, our current president and chief executive officer. Pursuant to the terms of the employment agreement, Mr. Emkjer is entitled to receive an annual base salary in the amount of $400,000, which amount is subject to annual review by the Human Resources Committee. Mr. Emkjer is also entitled to participate in our management incentive plan, which allows him to receive, subject to the criteria set forth in the management incentive plan, an incentive bonus in an amount equal to up to 85% of his annual base salary for each year he remains employed with us.

We may terminate the agreement upon two years’ notice. Such notice may be given commencing twelve months after execution of the agreement. However, even during the term of the agreement, Mr. Emkjer’s employment with us will be at-will, meaning that either we or Mr. Emkjer may terminate the employment relationship at any time. If Mr. Emkjer’s employment with us is terminated by us during the term without “cause” or by Mr. Emkjer for “good reason” (each as defined in the Emkjer Employment Agreement), Mr. Emkjer will be entitled to receive, subject to his continued compliance with certain non-competition, non-solicitation and non-disparagement provisions contained in the Emkjer Employment Agreement, severance payments and benefits consisting of: (1) an amount equal to twice the amount of his then-current base salary, payable in equal monthly installments over a period of two years following the date of termination; (2) a pro-rated amount equal to the incentive bonus that he would otherwise have been entitled to receive under the management incentive plan for the then-current fiscal year, payable as a lump sum; (3) an amount equal to twice the amount of his then-current target bonus amount under the management incentive plan, payable in equal monthly installments over a period of two years following the date of termination; and (4) reimbursements for COBRA payments made under our medical and dental insurance plans for a period of up to two years following the date of termination.

In addition, if Mr. Emkjer’s employment with us is terminated within the period commencing two months prior to, and extending eighteen months following, the occurrence of a “change of control” (as defined in the Emkjer Employment Agreement) which takes place during the term of the Emkjer Employment Agreement, Mr. Emkjer will be entitled to receive, subject to his continued compliance with certain non-competition, non-solicitation and non-disparagement provisions contained in the Emkjer Employment Agreement, severance payments and benefits consisting of: (1) an amount equal to twice the amount of his then-current base salary, payable in equal monthly installments over a period of one year following the date of termination; (2) a pro-rated amount equal to the incentive bonus that he would otherwise have been entitled to receive under the management incentive plan for the then-current fiscal year, payable as a lump sum; (3) an amount equal to twice the amount of his then-current target bonus amount under the management incentive plan, payable in equal monthly installments over a period of one year following the date of termination; and (4) reimbursements for COBRA payments made under our medical and dental insurance plans for a period of up to two years following the date of termination. In addition, all stock awards issued to Mr. Emkjer pursuant to our stock incentive plans will automatically accelerate and become vested in full as of the date of termination.

The timing of payments to Mr. Emkjer of his severance payments and benefits under the Emkjer Employment Agreement may be deferred to avoid incurring additional taxes and penalties pursuant to Section 409A of the Internal Revenue Code of 1986 (the “Code”). All payments are subject certain gross-up provisions in the event that they are characterized as “excess parachute payments” within the meaning of Section 280G of the Code.

In October 2005, we entered into an employment agreement with Richard C. G. Murphy to become our Senior Vice President, Worldwide Sales and Service. Pursuant to the employment agreement, Mr. Murphy will be paid an annual base salary of $250,000 and is eligible to participate in our Sales Management Incentive Plan with a targeted bonus of 60% of his base salary, which may be earned upon the achievement of corporate and individual objectives. For the 2006 fiscal year, this bonus amount will be paid to Mr. Murphy on a pro-rated basis and we will guarantee payment of 75% of this amount. Mr. Murphy has also been granted an option to purchase 100,000 shares of our common stock at an exercise price equal to the fair market value of the common stock on the date of grant. In addition, we will reimburse reasonable and customary expenses associated with Mr. Murphy’s relocation to the San Diego area, not to exceed $150,000. Further, in the event Mr. Murphy is terminated for any reason other than gross misconduct, Mr. Murphy is entitled to six months of his then-current salary as severance, provided that he executes a release of claims and a non-competition agreement with us.

In October 2005, we entered into a separation agreement with Mahesh Krishnamurthy, our Senior Vice President of Corporate Development. Under the terms of the agreement, Mr. Krishnamurthy received a payment of $117,500 and may be reimbursed for health and dental premiums paid under COBRA through March 2006.

In August 2005, we amended the employment agreement with Mathew A. Hahn, Ph.D., our Vice President and General Manager of our SciTegic subsidiary, to include the role and responsibility of Chief Science and Technology Officer with an annual base salary of $245,000. Dr. Hahn also is eligible for an annual bonus of which 50% is based on SciTegic’s Incentive Plan and 50% is based on Accelrys’ Management Incentive Plan. Dr. Hahn was also granted an option to purchase 50,000 shares of our common stock at an exercise price equal to the fair market value of the common stock on the date of grant. Finally, the agreement provides that, if Dr. Hahn is terminated without “cause” or resigns for “good reason” (as those terms are defined in the employment agreement), he will receive severance in an amount equal to six months of his then-current salary.

In September 2004, we entered into an employment agreement with R. William Taylor to become our Vice President of Marketing and Corporate Development. Pursuant to the employment agreement, Mr. Taylor will be paid an annual base salary of $225,000, subject to annual review by the Human Resources Committee, plus potential bonus compensation. Half of the bonus compensation was guaranteed for fiscal year ending March 31, 2005, prorated for the months of service during the fiscal year. Mr. Taylor was also granted an option to purchase 75,000 shares of our common stock at an exercise price equal to the fair market value of the common stock on the date of grant. In addition, the employment agreement allowed for the reimbursement of certain relocation expenses. Further, in the event Mr. Taylor’s position is eliminated for any reason other than gross misconduct, Mr. Taylor is entitled to six months of his then-current salary as severance.

Comparison of Stockholder Return

The following graph compares the five-year cumulative total return through March 31, 2006 for our common stock, which is traded under the symbol ACCL on the NASDAQ National Market tier of The NASDAQ Stock Market, a broad market index, namely the NASDAQ U.S. Composite Index (the “NASDAQ Index”) and an industry index, namely the NASDAQ Computer and Data Processing Services Index (the “Industry Index”). This graph assumes an investment of $100 was made in both our common stock and in each index on March 31, 2001 and further assumes that all dividends were reinvested. The stock price performance on the graph is not necessarily indicative of future stock price performance.

	Accelrys, Inc.	NASDAQ Index	Industry Index
March 31, 2001	$100.00	$100.00	$100.00
March 31, 2002	74.44	100.78	101.86
March 31, 2003	49.05	73.97	74.16
March 31, 2004	112.53	109.17	93.70
March 31, 2005	33.17	109.90	99.69
March 31, 2006	40.66	129.63	117.33

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and beneficial owners of more than 10% of any class of our securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and 10% beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended March 31, 2006, all Section 16(a) filing requirements applicable to its officers, directors and 10% beneficial owners were complied with, except that one Form 3 and one Form 4 was belatedly filed on behalf of David R. Mersten.

Stockholder Communications with the Board

Historically, we have not adopted a formal process for stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of our stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We currently believe that these informal efforts to receive and respond to stockholder communications to the Board have proven effective in obviating the need for any formal process. Nevertheless, during the upcoming year, the Governance and Nominating Committee will give full consideration to the adoption of a formal process for stockholder communications with the Board.  In the event that any such formal process is adopted, we will publish it promptly on our corporate website.

On the other hand, we do have a formal policy regarding attendance by members of the Board at our annual meetings of stockholders, as Board members are both invited and expected to attend the annual meetings.  In accordance with this policy, all incumbent directors attended our 2005 annual meeting of stockholders.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

David R. Mersten
Secretary

June 26, 2006

ACCELRYS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Mark J. Emkjer and David R. Mersten as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Accelrys, Inc. (the “Company”) held of record by the undersigned on June 9, 2006, at the Company’s Annual Meeting of Stockholders to be held on August 4, 2006, or at any adjournment or postponement thereof.

(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

ACCELRYS, INC.

August 4, 2006

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

  Please detach along perforated line and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

					FOR	AGAINST	ABSTAIN
1. To elect two Class II officers to our Board of Directors			2.	To ratify the appointment of Ernest & Young as our	☐	☐	☐
for a term of three years:				independent registered public accounting firm for the fiscal
☐	FOR ALL NOMINEES	NOMINEES:		year ending March 31, 2007.
Mark J. Emkjer
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	Christopher J. Steffen

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circule to each nominee you with to withhold, as shown here

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted viathis method.

☐

Signature of Stockholder		Date:		Signature of Stockholder	Date:

Note:   Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.